EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO JANUARY CASH DISTRIBUTION

AND GIVES NOTICE OF TENTATIVE XTO SETTLEMENT AMOUNT

Fort Worth, Texas, January 19, 2018 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for the month of January 2018. XTO Energy has advised the Trustee that it has reached a tentative settlement with the plaintiffs in the Chieftain class action royalty case. XTO Energy informed the Trustee on January 17, 2018, that it believes that the portion of the settlement that relates to the Trust is as much as $20 million. XTO Energy has advised the Trustee that the settlement requires final approval by a judge, which is expected to occur in late first quarter of 2018. The Trustee has asked to be advised by XTO as the matter progresses and, once additional information is made available to the Trustee, intends to review any claimed reductions in payment to the Trust based on the facts and circumstances of the settlement. The Trustee has previously stated that to the extent any such claimed reductions are similar to claimed reductions from XTO Energy’s settlement in the Fankhouser v. XTO Energy, Inc. class action lawsuit that an arbitration tribunal ruled were not permitted to be borne by the Trust, the Trustee would likely object to such claimed reductions.

If $20 million of the Chieftain settlement is required to be borne by the Trust, it would result in excess costs under the Oklahoma conveyance that, based on recent distribution levels under such conveyance, would likely result in no distributions under the Oklahoma conveyance for several years. In light of this recent information, the Trustee has made the decision to hold in reserve the $258,000 ($0.006450 per unit) that would have been distributed for January. After a review of the settlement agreement and analysis of XTO’s allocation calculation, a determination will be made as to whether the reserve will be maintained for anticipated future Trust expenses.

Neither the Kansas nor Wyoming conveyances are affected by the Chieftain settlement, but as noted below, Kansas is currently in an excess cost position.

The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in November.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month	1,097,000	37,000	$2.91
Prior Month	1,154,000	37,000	$2.85

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $280,000, production expense of $1,490,000, overhead of $988,000 and recovered net excess costs of $4,000 in determining the royalty payment to the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $4,000 on properties underlying the Kansas net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Kansas net profits interests to be included for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests total $883,000, including accrued interest of $115,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee 855-588-7839